Exhibit 16.1

PricewaterhouseCoopers One Spencer Dock North Wall Quay Dublin 1 Ireland I.D.E. Box No. 137 Telephone +353 (0) 1 792 6000 Facsimile +353 (0) 1 792 6200 Direct Phone +353 (0) 1 792 8757 www.pwc.com/ie

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

10TH November 2010

Commissioners:

We have read the statements made by Amarin Corporation (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16-F on Form F-3 of Amarin Corporation dated 10th November 2010. We agree with the statements concerning our Firm in such Form F-3.

Very truly yours,

PricewaterhouseCoopers

Rónán Murphy Olwyn Alexander Brian Bergin Alan Bigley Sean Brodie Paraic Burke Damian Byrne Pat Candon Mark Carter John Casey Mary Cleary Siobhán Collier Tom Corbett Andrew Craig Thérèse Cregg Garrett Cronin Richard Day Fíona de Búrca Gearóid Deegan Jean Delaney David Devlin Liam Diamond John Dillon Ronan Doyle John Dunne Kevin Egan Enda Faughnan John Fay Martin Freyne Ronan Furlong Denis Harrington Teresa Harrington Alisa Hayden Paul Hennessy Mary Honohan Ken Johnson Patricia Johnston Paraic Joyce Andrea Kelly Ciarán Kelly Colm Kelly Joanne P. Kelly John M. Kelly Susan Kilty Anita Kissane Chand Kohli John Loughlin Vincent MacMahon Ronan MacNioclais Tom McCarthy Teresa McColgan Dervla McCormack Enda McDonagh Caroline McDonnell Jim McDonnell John McDonnell Ivan McLoughlin James McNally Brian Neilan Damian Neylin Andy O’Callaghan Ann O’Connell Jonathan O’Connell Carmel O’Connor Denis O’Connor Marie O’Connor Paul O’Connor Terry O’Driscoll Mary O’Hara Irene O’Keeffe John O’Leary Dave O’Malley Garvan O’Neill Michael O’Neill Tim O’Rahilly Billy O’Riordan Feargal O’Rourke Joe O’Shea Ken Owens George Reddin Anthony Reidy Dermot Reilly Gavan Ryle Emma Scott Bob Semple Mike Sullivan Billy Sweetman Yvonne Thompson Paul Tuite David Tynan Joe Tynan Pat Wall AidanWalsh Tony Weldon

Located at Dublin, Cork, Galway, Kilkenny, Limerick, Waterford and Wexford